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EXHIBIT 99.1




                                PhotoMedex, Inc.
                    Five Radnor Corporate Center, Suite 470
                           Radnor, Pennsylvania 19087
                                 (610) 971-9292



                                 April 1, 2002



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549



         Re: Letter Re Temporary Note 3T to Article 3 of Regulation S-X
             ----------------------------------------------------------


Dear Sir or Madam:


         In accordance with Temporary Note 3T to Article 3 of Regulation S-X, we are writing to inform you that Arthur Andersen LLP ("andersen") has represented to us that Andersen's audit of the consolidated financial statements of PhotoMedex, Inc. and its subsidiaries, as of December 31, 2001, and for the year then ended, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen was not relevant to the audit.


                                             Sincerely,


                                             PHOTOMEDEX, INC.


                                             By: /s/ Dennis M. McGrath
                                                 ------------------------------
                                                 Dennis M. McGrath
                                                 Chief Financial Officer